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                                                                   Exhibit 10.16

                          LEASE AMENDMENT AGREEMENT #2

This Lease Amendment Agreement #2 ("Amendment") is made and entered into this ____ day of April 2--- by and between Mission West Properties, L. P. II, a Delaware limited partnership ("Lessor") and Gadzoox Networks, Inc., a Delaware corporation ("Lessee").

                                    RECITALS

A. Lessee currently leases from Lessor approximately 64,805 square feet of space located at 5850 Hellyer Avenue, San Jose, California ("Phase I" and "Phase II") pursuant to lease dated August 13, 1998 and Amended under Lease Agreement #1 dated December 20, 1998 (collectively referred to herein as the "Lease").

B.   The term of the Lease expires on November 30, 2005.

C. Lessee has elected and Lessor has agreed to amend the Lease subject to the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree to amend the Lease as follows:

1) PREMISES: The Premises shall be increased to include approximately 73,312 square feet ("Phase III") at 5750 Hellyer Avenue, which is 100% of total building as attached in Exhibit A. Phase III includes 250 unreserved parking spaces at 5750 Hellyer Avenue.

2) MONTHLY BASE RENT AND ESTIMATED CAC: The monthly Base Rent for Phase III at the Commencement Date payable in monthly installments to the nearest dollar as follows:

         Phase III                                   Base Rent         CAC*             Total
         November 1, 2000 - October 31, 2001         $146,624        $20,088*         $166,712

Monthly Base Rent for Phase III to increase by 4% over the prior year's rent on the annual anniversary of the Commencement Date each year during the Lease Term.

*CAC charges are estimated and will be adjusted per terms of the Lease.

3) EXTENSION OF LEASE: The Lease for Premises located at 5850 Hellyer Avenue, San Jose consisting of approximately 64,805 square feet of space is extended to two (2) additional years. The starting Base Rent for Phase I and Phase II for this two (2) year extension shall be at $2.43 per square foot plus a 4% annual base rent increases for the second year of extension. All other terms of the Lease, Lease Amendment #12 and Lease Amendment Agreement #2 as incorporated including CAC charges shall apply during this extension period.

4) SECURITY DEPOSIT: Lessee shall increase the security deposit by One Hundred Sixty Six Thousand Seven Hundred and Twelve Dollars ($166,712) upon execution of this Lease Amendment Agreement # 2.


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5)   POSSESSION FOR PHASE III: Possession shall be deemed tendered and the term shall commence for Phase III upon the first to occur of the following (the "Commencement Date for Phase III"): i) the Premises for Phase III are Substantially Complete for Phase III as provided for in the Lease or (ii) Lessee occupies the Premises for Phase III and commences to conduct business operations or (iii) if Lessor is prevented from or delayed in completing its work under Section 2 of the Lease due to Lessee Delays, such work will be deemed Substantially Complete for Phase III as of the date on which it would have been Substantially Complete for Phase III had it not been for such Lessee Delays. It is the intention of Lessee and Lessor that November 1, 2000 shall be the Commencement Date for Phase III. "Substantially Complete for Phase III" shall mean that: (i) Lessor has tendered possession of the Premises for Phase III to Lessee, (ii) Lessor has met all legal requirements for occupancy of the Premises for Phase III and obtained a certificate of occupancy or final inspection for the entire Phase III Premises, (iii) The Lessee Interior Improvements for Phase III are complete per the approved plans, exclusive of punch list items and there remains no incomplete or defective items of work which would materially adversely affect Lessee's intended use of the Premises for Phase III.

6) TERM: The term shall be eighty-four (84) months unless extended pursuant to the Lease (the "Lease Term"), beginning on the Commencement Date for Phase III, ending eighty-four (84) months thereafter.

7) BROKERAGE COMMISSION: Lessor and Lessee represent that they have not utilized or contacted a real estate broker or finder with respect to this Lease other than Blickman Turkus ("BT") and Lessee agreed to indemnify and hold Lessor harmless against any claim, cost, liability or cause of action asserted by any broker or finder claiming through Lessee other than BT. Lessor shall at its sole cost and expense pay the brokerage commission per Lessor's commission schedule to BT in connection with this transaction. Lessor represents and warrants that it has not utilized or contacted a real estate broker or finder with respect to this Lease other than BT and Lessor agrees to indemnify and hold Lessee harmless against any claim, cost, liability or cause of action asserted by any broker or finder claiming though Lessor.

8) OPTION TO EXTEND: Lessor hereby grants to Lessee all terms and conditions for option to extend as set forth under Section 35 of the Lease with respect to those certain Premises commonly known as 5750 Hellyer Avenue.

9) EARTHQUAKE INSURANCE: As a condition of Lessor agreeing to waive the requirement for earthquake insurance, Lessee agrees that it will pay, as additional Rent, which shall be included in the monthly CAC, an amount not to exceed Twenty Nine Thousand Two Hundred Dollars ($29,200) per year for earthquake insurance if Lessor desires to obtain some form of earthquake insurance in the future, if and when available, on terms acceptable to Lessor as determined in the sole and absolute discretion of Lessor.

10) LESSEE'S IMPROVMENTS & BUILDING SHELL FOR PHASE III: The Lessee Improvements and Building Shell for Phase III, as defined in Exhibit B of the Lease shall be constructed in accordance with Section 2.0 through
     Section 2.1.9 of the Lease dated August 13, 1998, except Lessor shall contribute up to Two Million Five Hundred Sixty Five Thousand Nine Hundred Twenty Dollars ($2,565,920) towards construction of the Lessee Interior Program for Phase III (the "Phase III TI Allowance").

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11)  AUTHORITY: Each party executing this Amendment represents and warrants that he or she is duly authorized to execute and deliver this Amendment. If executed on behalf of a corporation, that Amendment is executed in accordance with the by-laws of said corporation (or partnership that this Amendment is executed in accordance with the partnership agreement of such partnership), that no other party's approval or consent to such execution and delivery is required, and that this Amendment is binding upon said individual, corporation (or partnership) as the case may be in accordance with its terms.

12) WARRANTS: Lessee shall provide Lessor a warrant for five years to purchase 50,000 common shares at market value as of April 14, 2000, approximately $26.375 per common share, on standard warrant terms including net exercise provision.

13) RATIFICATION OF LEASE: Except as modified herein, the Lease is hereby ratified, approved and confirmed upon all the terms, covenants, and conditions.


MISSION WEST PROPERTIES, L.P. II            GADZOOX NETWORKS, INC.
a Delaware Limited Partnership              a Delaware corporation
By: Mission West properties, Inc. G.P.


By: /s/ Carl E. Berg                        By: /s/ ChristineE.Munson
     -------------------------                  --------------------------
        Carl E. Berg

Title: President of General Partner         Title:  CFO
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Date:  April 23, 2000                       Date:  April 23, 2000
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